EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-100453) on Form S-8 of Quotemedia, Inc. of our report dated March 29, 2012, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Quotemedia, Inc. for the year ended December 31, 2011.

 /s/ Hein & Associates LLP

Denver, Colorado
March 29, 2012